SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

       Date of Report (date of earliest event reported): November 27, 2002

                             Research, Incorporated
                             ----------------------
             (Exact name of Registrant as specified in its charter)


          Minnesota                    000-02387                 41-0908058
          ---------                    ---------                 ----------
(State or other jurisdiction          (Commission             (I.R.S. Employer
      of incorporation)               File Number)           Identification No.)

                          7128 Shady Oak Road
                          Eden Prairie, Minnesota                  55344
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               (Address of principal executive offices)          (Zip Code)


Registrant's telephone number, including area code:  (952) 941-3300


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Items 1, 2, 4, 5, 6, 8 and 9 are not applicable and therefore omitted.


ITEM 3.  BANKRUPTCY OR RECEIVERSHIP.
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         On January 24, 2002, Research, Incorporated (the "Company") filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Minnesota, Fourth Division (the "Court").

         On November 27, 2002, the Court entered an order confirming a Plan of Reorganization filed on October 17, 2002 and dated October 16, 2002 (the "Plan"). The Plan is effective (the "Effective Date") as of the first business day immediately following the later of (a) 15 calendar days after the confirmation date or (b) the first date upon which all of the conditions of the Plan have been satisfied or waived. The Effective Date of the Plan is expected to be December 31, 2002. Conditions to the effectiveness of the Plan include contribution of cash and debt by Research Technologies Corporation ("New Research"), a wholly-owned subsidiary of Squid Ink Manufacturing, Inc., payment of the fees of the bankruptcy trustee, and satisfaction of all of the condition to the closing of that certain Stock Purchase Agreement dated as of September 13, 2002 between the Company and New Research (the "Stock Purchase Agreement"). A copy of each of the Plan and Stock Purchase Agreement is attached to this Current Report on Form 8-K as Exhibit 2.1 and 2.2, respectively.

         Upon the effectiveness of the Plan, Messrs. William T. Hoagland, David
R. Mylrea, Daniel W. Dryer and John L. Larsen will constitute the Board of Directors of the Company. Further, the management of the Company will consist of: William T. Hoagland, President and Chief Executive Officer; David R. Mylrea, Executive Vice President and Secretary; Brad C. Yopp, Senior Vice President; and Bruce E. Bailey, Vice President.

         In connection with the effectiveness of the Plan, the Company will adopt Amended and Restated Articles of Incorporation (the "Articles of Incorporation"). Under the Articles of Incorporation, the Company will have authorized one million (1,000,000) shares of common stock $.01 par value.

         As of January 24, 2002, the date the petition was filed with the Court, there were 1,328,565 shares of the Company's common stock issued and outstanding (the "Old Common Stock"). As a result of the Plan, as of the Effective Date, all of the Company's Old Common Stock will be canceled and all options and warrants to purchase the Company's Old Common Stock existing as of the petition date will be canceled. With the effectiveness of the Plan, the Company will issue all 1,000,000 shares of its new common stock to New Research pursuant to the Stock Purchase Agreement. Of the total consideration to be received by the Company under the Stock Purchase Agreement, certain amounts will be used to fund obligations of the Plan and to provide post-confirmation working capital.

         Upon consummation of the Stock Purchase Agreement, New Research will be the only holder of the Company's common stock. Therefore, the Company intends to file a Form 15 with the Securities and Exchange Commission to terminate the registration of its common stock under Section 12 of the Securities Exchange Act of 1934, as amended (the "Act") and discontinue its


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obligations as a reporting company under the Act.

         Furthermore, under the Plan, the Company will make certain cash payments to the holders of the various classes of claims. Holders of priority tax claims will receive payment in full and in cash on the effective date of the Plan. Holders of certain priority non-tax claims will receive a one-time cash payment on the distribution date in the amount of the holder's allowed claim. In the case of wages, salaries and commissions, the payment amount to any holder is capped at $4,650. Holders of general unsecured claims will receive a payment on the distribution date equal to it's pro rata share of $100,000 less the claims paid to the priority tax and priority non-tax claims and administrative convenience claims, $100,000 upon collection of the CVD Holdback, 50% of the CVD Holdback when collected and a final payment of up to $460,000 to be paid in 18 equal quarterly installments with interest beginning the seventh month following the effective date. The amount to be received by general unsecured claim holders upon collection of the CVD Holdback depends upon the amounts received under that certain Asset Purchase Agreement dated November 9, 2001 between the Company and CVD Equipment Corporation. Holders of certain administrative convenience claims will receive cash payments of 30% of their allowed claim, which claim may not exceed $500. Certain postpetition liabilities incurred by the Company will be paid in accordance with the terms of the particular transactions relating to the liabilities. The Company's debtor-in-possession lender, Manchester Commercial Finance LLC, will be paid according to the terms of its loan documents with the Company.

         Attached to this Current Report on Form 8-K is information regarding the assets and liabilities of the Company in the form of an unaudited balance sheet as of November 30, 2002.


ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS
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(a)      FINANCIAL STATEMENTS
Unaudited balance sheet of Research, Incorporated as of November 30, 2002

(b)      EXHIBITS
2.1      Plan of Reorganization dated October 16, 2002.
2.2 Stock Purchase Agreement dated as of September 13, 2002 between the Company and Research Technologies Corporation.
99.1 Order in re: Research, Incorporated Case No. 02-40309 issued on November 27, 2002 by the United States Bankruptcy Court, District of Minnesota, Fourth Division confirming the Research, Incorporated Plan of Reorganization dated October 16, 2002.


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                                   SIGNATURES
                                   ----------

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                    RESEARCH, INCORPORATED

Dated: December 6, 2002
                                    By:    /s/ Brad Yopp
                                        ----------------------------------------
                                           Brad Yopp
                                           President and Chief Financial Officer